Exhibit 99.1

NEWS

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Edison International Announces Expiration and Results of Tender Offers for Its 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and

5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

ROSEMEAD, Calif., Nov. 16, 2023 — Edison International (NYSE: EIX) today announced the expiration and results for its previously announced cash tender offers to purchase its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” each, an “Offer”) for a maximum aggregate purchase price in cash of up to $750 million (the “Maximum Aggregate Purchase Price”), plus Accrued Dividends (as defined below).

The Offers expired on November 16, 2023 at 8:00 a.m., New York City time (the “Expiration Date”). Based on the count by the depositary for the Offers, as of the Expiration Date, $84,223,000 aggregate liquidation preference of Series B Preferred Stock and $61,497,000 aggregate liquidation preference of Series A Preferred Stock have been validly tendered and not validly withdrawn. Because the consideration for the Securities validly tendered and not validly withdrawn will be less than the Maximum Aggregate Purchase Price, the Company has accepted for purchase all such Securities validly tendered and not withdrawn as of the Expiration Date.

The consideration for the Securities tendered and accepted for purchase will equal $895 per $1,000 liquidation preference per share of Series B Preferred Stock pursuant to the Series B Offer and $915 per $1,000 liquidation preference per share of Series A Preferred Stock pursuant to the Series A Offer, plus Accrued Dividends. As used in connection with the Offers, “Accrued Dividends” means, for each $1,000 liquidation preference per share of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the settlement date of the Offers, assuming for purposes of the Offers that a dividend for such Security had in fact been declared during such period.

All conditions to the Offers were deemed satisfied or waived by the Company by the Expiration Date. The Company expects that the settlement date for the Offers will be November 21, 2023.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and the amendments and supplements thereto, may be examined, and copies may be obtained, at the Securities and Exchange Commission’s website at www.sec.gov.

Barclays Capital Inc., Citigroup Global Markets Inc. and Mizuho Securities USA LLC have acted as dealer managers for the Offers. For additional information regarding the terms of the Offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), or Mizuho Securities USA LLC at (866) 271-7403 (toll-free) or (212) 205-7562 (collect). To confirm delivery of Securities, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offers, at (212) 430-3774 (collect) or (855) 654-2015 (toll-free).

About Edison International

Edison International (NYSE: EIX) is one of the nation’s largest electric utility holding companies, providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison Company, a utility that delivers electricity to 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Edison Energy LLC, a global energy advisory firm providing integrated sustainability and energy solutions to commercial, industrial and institutional customers.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations regarding the Offers, financings and other statements that do not directly relate to a historical or current fact are forward-looking statements. In this press release, the words “expects,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Edison International’s Form 10-K and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

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